Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:
Cheryl Slomann	Rosemary Moothart/Rob Whetstone
QAD Vice President, Corporate Finance	PondelWilkinson MS&L
805.566.5139	323.866.6038
investor@qad.com	investor@pondel.com

QAD Reports Continued Revenue and Earnings Growth
for Fiscal 2004 Fourth Quarter and Full Year

— Fiscal Year 2004 Revenue at $231 Million with Diluted EPS of $0.47 —

Carpinteria, Calif. — March 4, 2004 — QAD Inc. (NASDAQ:QADI) today reported financial results for the fiscal 2004 fourth quarter and year ended January 31, 2004.

For the fiscal 2004 fourth quarter, QAD posted revenue of $62.6 million, an increase of 10 percent from $57.1 million in the same period last year.  License revenue was $20.4 million, up 8 percent from $18.8 million in the fiscal 2003 fourth quarter.  Maintenance and other revenue increased 6 percent to $29.3 million from $27.8 million in the fourth quarter last year.  Services revenue increased 22 percent to $12.8 million, compared with $10.5 million for the same period last year.

Net income for the fiscal 2004 fourth quarter was $6.3 million, or $0.18 per diluted share, compared with net income of $1.7 million, or $0.05 per diluted share, in the same period last year.

QAD’s cash and equivalents balance at January 31, 2004 was $59.8 million.  For the fiscal 2004 fourth quarter and full year, cash flow provided by operations was $11.8 million and $19.8 million, respectively, achieving five consecutive years of positive annual cash flow from operations.

“QAD’s strong performance both in the fourth quarter and throughout the year highlights not only our diligent focus on sales execution and our commitment to profitability, but the market’s preference for highly focused software that combines both deep functionality and ease of implementation,” said Karl Lopker, chief executive officer of QAD.  “QAD remains focused on our unique ability to provide manufacturing companies with enterprise applications that address

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the specific needs of their vertical industries, along with the strength and breadth to deliver and support these solutions on a global scale.  We continue to allocate resources to the development of innovative functionality for our multi-national customers that, we believe, provides a solid platform for QAD’s ongoing growth.”

For the full fiscal year ended January 31, 2004, QAD reported revenue of $230.7 million, an 18 percent increase over revenue of $195.2 million for fiscal 2003.  License revenue rose 23 percent to $69.0 million for the 2004 fiscal year, from $56.0 million last year.  Maintenance and other revenue was $114.7 million, up 8 percent from $106.3 million in fiscal 2003.  Services revenue was $46.9 million, a 43 percent increase from $32.9 million last year, due in part to the TRW ISCS acquisition that was completed in November 2002.

Net income for fiscal 2004 was $16.3 million, or $0.47 per diluted share, compared to a net loss of $7.6 million, or $0.22 loss per diluted share in fiscal 2003.

Fourth Quarter Fiscal Year 2004 Highlights

•                  QAD received orders from 31 customers representing more than $500,000 each in combined license, support and services billings, with seven of these exceeding $1 million, three of which surpassed $2 million each.

•                  Customer license transactions encompassed manufacturers in each of QAD’s six industry verticals, including ArvinMeritor, Avery Dennison, Dacor, David Yurman, Delphi, Dura Automotive Systems, Freudenberg & Co., Imperial Tobacco, Johnson Controls, Lear, PepsiCo, Saint-Gobain, Teleflex and TRW Automotive.

•                  QAD expanded its operations in South Korea to address customer demand and the international expansion of Korean manufacturing companies.

Additional Fiscal Year 2004 Highlights

•                  For the full fiscal year, QAD received orders from 61 customers representing more than $500,000 each in combined license, support and services billings, with 13 of these exceeding $1 million, six of which surpassed $2 million each.

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•                  QAD expanded its presence in the China market opening two new offices in Beijing and Guangzhou, in addition to its existing offices in Shanghai and Hong Kong.

•                  As part of its distributed order management strategy, in November 2003, QAD introduced Customer Self Service (CSS), a set of three Web-based sales order management modules that enable global manufacturers to offer their customers access to enter orders via the Internet.

•                  In July 2003, QAD was added to the Russell 2000 IndexTM , which the Frank Russell Company revises annually based on market capitalization on the last trading day of May.

•                  QAD completed a tender offer in April 2003 and purchased approximately 2.9 million shares of its common stock at a price of $5.00 per share.

•                  A META Group study entitled “Deriving Value From 21st Century ERP Applications” published in April 2003 recognized that, for manufacturers, QAD was the ERP value leader, delivering the lowest total cost of ownership relative to company revenue, the fastest time to implement and the highest average annual quantifiable benefits as a percentage of total cost of ownership.

In addition, on February 17, 2004 management presented at the Roth Capital Partners 16th Annual Growth Stock Conference.  The presentation is accessible on the investor relations section of QAD’s Web site, http://www.qad.com/company/ir/events.html, where it will be archived and available for approximately one year from the presentation date.

Business Outlook

For the fiscal 2005 first quarter, QAD expects to generate revenue between $57 million and $59 million.  Depending on the level and mix of revenue, the company expects first quarter earnings per diluted share in the range of $0.07 to $0.11.  QAD expects to post full year fiscal 2005 revenue of $240 million to $255 million, with earnings in the range of $0.50 to $0.65 per diluted share.  These projections are subject to various risks, including corporate investment in information technology and global economic factors.

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Investor Conference Call:

QAD management will host an investor conference call today, March 4, 2004 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to review the company’s financial results and operations for the fiscal 2004 fourth quarter and full year.  The conference call will be webcast by CCBN and can be accessed on QAD’s Web site at http://www.qad.com/company/ir/events.html.  The audio webcast will be available for approximately one year.

About QAD

QAD is a leading provider of enterprise applications for global manufacturing companies.  QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time.  Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and medical products use QAD applications at more than 5,200 licensed sites in more than 80 countries and in as many as 26 languages. For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at: www.qad.com.  To receive any of QAD’s press releases via facsimile, contact +1 800 356 0747, or outside the U.S. contact +1 213 253 5647.

“QAD” is a registered trademark of QAD Inc.  All other products or company names herein may be trademarks of their respective owners.

Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements.  These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain strong licensing demand; the ability to sustain customer renewal rates at current levels; the publication of opinions by industry analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors and their technological advances; delays in localizing the company’s products for new markets; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; general economic conditions, exchange rate fluctuations and the global political environment.  In addition, revenue and earnings in the enterprise resource planning (ERP), e-business and distributed order management software industries are subject to fluctuations.  Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter.  Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income.  Investors should not use any one quarter’s results as a benchmark for future growth.  For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2003 ended January 31, 2003.

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QAD Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2004	2003	2004	2003
Revenue:
License fees	$20,422	$18,829	$69,029	$56,023
Maintenance and other	29,328	27,760	114,686	106,294
Services	12,833	10,523	46,937	32,931
Total revenue	62,583	57,112	230,652	195,248
Cost of revenue
Cost of license fees	2,899	2,449	10,299	8,620
Cost of maintenance, service and other revenue	21,975	19,262	81,215	66,378
Total cost of revenue	24,874	21,711	91,514	74,998
Gross profit	37,709	35,401	139,138	120,250
Operating expenses:
Sales and marketing	15,781	15,915	60,183	61,723
Research and development	8,866	8,188	36,191	33,395
General and administrative	6,075	5,914	24,228	21,824
Amortization of intangibles from acquisitions	61	325	887	1,165
Impairment loss	—	—	—	151
Restructuring	—	2,095	(346)	5,287
Total operating expenses	30,783	32,437	121,143	123,545
Operating income (loss)	6,926	2,964	17,995	(3,295)
Other (income) expense
Interest income	(144)	(153)	(540)	(752)
Interest expense	69	319	943	1,614
Other (income) expense, net	(9)	725	(1,803)	1,141
Total other (income) expense	(84)	891	(1,400)	2,003
Income (loss) before income taxes and cumulative effect of accounting change	7,010	2,073	19,395	(5,298)
Income tax expense	678	400	3,078	1,300
Income (loss) before cumulative effect of accounting change	6,332	1,673	16,317	(6,598)
Cumulative effect of accounting change	—	—	—	1,051
Net income (loss)	$6,332	$1,673	$16,317	$(7,649)

Basic net income (loss) per share:
Before cumulative effect of accounting change	$0.19	$0.05	$0.49	$(0.19)
Cumulative effect of accounting change	—	—	—	0.03
Basic net income (loss) per share	$0.19	$0.05	$0.49	$(0.22)

Diluted net income (loss) per share:
Before cumulative effect of accounting change	$0.18	$0.05	$0.47	$(0.19)
Cumulative effect of accounting change	—	—	—	0.03
Diluted net income (loss) per share	$0.18	$0.05	$0.47	$(0.22)

Basic weighted shares	33,494	34,629	33,123	34,460
Diluted weighted shares	35,224	34,884	34,882	34,460

QAD Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	January 31, 2004	January 31, 2003

Assets
Current assets:
Cash and equivalents	$59,784	$50,188
Restricted cash	—	1,016
Accounts receivable, net	65,455	57,340
Other current assets	13,352	15,340
Total current assets	138,591	123,884

Property and equipment, net	34,485	21,543
Capitalized software and development costs, net	2,966	2,077
Goodwill, net	11,306	10,502
Other assets, net	2,480	4,300

Total assets	$189,828	$162,306

Liabilities & stockholders’ equity
Current liabilities:
Current portion of long-term debt	$11,987	$2,000
Accounts payable and other current liabilities	51,374	49,207
Deferred revenue	69,252	65,860
Total current liabilities	132,613	117,067

Long-term debt	7,720	9,125
Other long-term liabilities	2,382	371

Stockholders’ equity:
Common stock	35	34
Additional paid-in capital	119,411	115,800
Treasury stock	(8,100)	—
Accumulated deficit	(58,038)	(73,244)
Accumulated other comprehensive loss	(6,195)	(6,847)
Total stockholders’ equity	47,113	35,743

Total liabilities & stockholders’ equity	$189,828	$162,306

QAD Inc.
Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Twelve Months Ended January 31,
	2004	2003

Net cash provided by operating activities	$19,840	$13,441

Cash flows from investing activities:
Purchase of property and equipment	(17,785)	(9,261)
Restricted cash under construction loan	1,016	(1,016)
Capitalized software and development costs	(929)	(1,446)
Acquisitions of businesses	(445)	785
Proceeds from sale of property and equipment	3,395	145
Net cash used in investing activities	(14,748)	(10,793)

Cash flows from financing activities:
Proceeds from construction loan	10,468	—
Repayments of long-term debt	(2,005)	(6,377)
Issuance of common stock for cash	9,640	882
Repurchase of common stock	(15,239)	—
Net cash provided by (used in) financing activities	2,864	(5,495)

Effect of exchange rates on cash and equivalents	1,640	2,253
Net increase (decrease) in cash and equivalents	9,596	(594)
Cash and equivalents at beginning of period	50,188	50,782

Cash and equivalents at end of period	$59,784	$50,188